MoneyGram Announces Appointment of Kamila Chytil to Chief Operating Officer
DALLAS, Sep. 30, 2019 /PRNewswire/ - MoneyGram International, Inc. (NASDAQ: MGI), a global provider of innovative money transfer services, today announced the appointment of Kamila K. Chytil to the position of Chief Operating Officer, effective September 30, 2019.
Having most recently served as MoneyGram’s Chief Global Operations Officer, Chytil has played an integral role in leading MoneyGram’s digital transformation and driving operational efficiencies and cost savings across the organization. Under her leadership, the Company has overhauled its IT infrastructure, enhanced its cybersecurity capabilities, migrated to an agile environment, and started its cloud migration journey. Additionally, she has been responsible for launching MoneyGram’s consumer-centric digital products across the globe.
In her new role, Chytil’s current portfolio of strategy, global operations, information technology, and product will be expanded to also include global marketing and digital revenue.
"I am extremely excited to announce the appointment of Kamila Chytil to the role of Chief Operating Officer at MoneyGram," said Alex Holmes, MoneyGram’s Chairman and CEO. "Kamila has been a tremendous asset to MoneyGram since she joined us in 2015. Her track record of success across multiple areas of our Company has distinguished her as an exceptional leader. As we reposition MoneyGram for success in this increasingly digital world and continue our transformational journey to become a consumer-centric Company, I know her insights and leadership will prove invaluable to our success."
Chytil joined MoneyGram in 2015 as Senior Vice President of Key Partnerships and Payments, where she led the efforts to build and grow relationships with MoneyGram’s largest partners in addition to owning revenue responsibilities for MoneyGram online and the Caribbean region.
Prior to MoneyGram, Chytil spent 11 years at FIS serving in multiple operational, analytics and risk management roles focusing on traditional financial services as well as retail and financial products for the underbanked. She concluded her tenure at FIS as Senior Vice Present and General Manager of Retail Payments, where she was responsible for e-commerce, check cashing and retail payments.
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About MoneyGram International, Inc.
MoneyGram is a global leader in omnichannel money transfer and payment services that enables friends and family to affordably, reliably and conveniently send money for life's daily needs in over 200 countries and territories.
The innovative MoneyGram platform leverages its leading digital and physical network, global financial settlement engine, cloud-based infrastructure with integrated APIs, and its unparalleled compliance program that leads the industry in protecting consumers.
For more information, please visit moneygram.com.
MoneyGram Media Contact:
Noelle Whittington
media@moneygram.com
214-979-1402